Exhibit 99.1

China XD Plastics Company Limited Announces Receipt of Non-Binding “Going Private” Proposal

HARBIN, China, May 8, 2020 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) (the “Company”), one of China’s leading specialty chemical companies engaged in the development, manufacture and sale of polymer composite materials primarily for automotive applications, today announced that its board of directors (the “Board”) has received a preliminary and non-binding proposal letter, dated May 7, 2020, from (i) Mr. Jie Han (“Mr. Han”), the Company’s Chairman and Chief Executive Officer, and (ii) XD. Engineering Plastics Company Limited (together with Mr. Han, the “Buyer Group”), a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, proposing to acquire all of the outstanding shares of common stock (the “Shares”) of the Company not currently owned by the Buyer Group in a “going-private” transaction for US$1.1 per Share in cash, subject to certain conditions. The US$1.1 per Share price represents a premium of approximately 19.6% to the closing price of the Company’s Shares on May 6, 2020, a premium of approximately 19.5% to the average closing price of the Company’s Shares during the last 30 trading days, and a premium of approximately 4.9% to the average closing price of the Company’s Shares during the last 60 trading days.

The Buyer Group currently beneficially owns the Shares representing approximately 70% of the voting power and approximately 50.1% of the share capital of the Company. The Buyer Group has engaged O’Melveny & Myers LLP as its U.S. legal advisor for the proposed transaction. According to the proposal letter, the Buyer Group plans to finance the acquisition with a combination of debt and equity capital. The proposal letter states that the equity portion of the financing would be provided by the Buyer Group in the form of cash and rollover equity in the Company and through available cash at the Company, and that the debt portion of the financing would be provided by loans from third party financial institutions, if required. A copy of the proposal letter is attached hereto as Annex A.

The Company has retained Wilson Sonsini Goodrich & Rosati, Professional Corporation as its U.S. legal counsel in connection with the potential “going-private” transaction contemplated by the proposal letter. Additionally, the Board intends to form a special committee of independent directors (the “Special Committee”) to consider this proposal. The Board expects that the Special Committee will retain independent advisors, including an independent legal and financial advisor, to assist it in its review of the proposed transaction.

The Board cautions the Company’s shareholders and others considering trading the Company’s securities that the Board has just received the proposal letter and has not had an opportunity to carefully review and evaluate the proposal or make any decision with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of September 30, 2019, 595 of the Company’s products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company’s English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the approval and the consummation of the potential transaction contemplated by the proposal letter or any alternative transaction. These forward-looking statements can be identified by terminology such as “will,” “expect,” “project,” “anticipate,” “forecast,” “plan,” “believe,” “estimate” and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the global economic uncertainty, the fluctuation in automotive sales and productions, the development of Company’s expansion plans, the slowdown of China’s automotive industry, the concentration of the Company’s distributors, customers and suppliers, and other risks detailed in the Company’s filings with the U.S Securities and Exchange Commission and available on its website at http://www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts

China XD Plastics Company Limited

Mr. Taylor Zhang, CFO (New York)

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net

Annex A

May 7, 2020

The Board of Directors

China XD Plastics Company Limited

No.9, Nancheng 1st Road,

Pingfang District, Harbin,

Heilongjiang Province, P. R. China

Dear Sirs:

Mr. Jie Han (“Mr. Han”), Chief Executive Officer and Chairman of China XD Plastics Company Limited (the “Company”), XD. Engineering Plastics Company Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, (“XD Engineering”, together with Mr. Han, “we” or “us”), are pleased to submit this preliminary and non-binding proposal to acquire all outstanding shares of common stock (“Shares”) of the Company not currently owned by us at a purchase price of US$1.1 per Share in cash.

The US$1.1 per Share price represents a 19.6% premium over Company's closing price on May 6, 2020, a premium of approximately 19.5% to its average closing price during the last 30 trading days, and a premium of approximately 4.9% to its average closing price during the last 60 trading days.

As you know, we currently beneficially own the Shares representing approximately 70% of the voting power and approximately 50.1% of the share capital of the Company. We agree that the Company's board of directors should appoint a special committee of independent and disinterested directors to consider our proposed transaction and make a recommendation to the board of directors. We further agree that the special committee shall retain its own independent legal and financial advisors to assist in its review of our proposed transaction. We will not move forward with the transaction unless it is approved by such special committee.

We currently intend that following completion of the proposed transaction, the Company's business will continue to be run in a manner that is generally consistent with its current operations and we do not currently contemplate making any significant changes in the Company's strategic or operating philosophy or its business.

Given our knowledge of the Company, we are in a position to complete the transaction in an expedited manner and to promptly enter into discussions regarding a merger agreement with the special committee and its advisors providing for the acquisition of the remaining Shares that are not currently owned by us. We expect that the merger agreement will provide for representations, warranties, covenants and conditions that are typical, customary and appropriate for transactions of this type.

We intend to finance the proposed transaction with a combination of debt and equity capital. Equity financing is expected to be provided by us in the form of cash and rollover equity in the Company and through available cash at the Company. Debt financing is expected to be provided by loans from third party financial institutions, if required. We are confident that we can timely secure adequate financing to consummate the proposed transaction.

In considering our proposal, you should know that in our capacity as a shareholder of the Company we are interested only in acquiring the Shares not already owned by us and that in such capacity we have no interest in selling any of the Shares owned by us nor would we expect, in our capacity as a shareholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company.

We have engaged O’Melveny & Myers LLP as our legal advisor for the proposed transaction.

Due to our obligations under the securities laws, we intend to timely file a Schedule 13D amendment with the Securities and Exchange Commission to disclose this proposal. However, we are sure that you will agree with us that it is in all of our interests to ensure that we otherwise proceed in a strictly confidential manner, unless otherwise required by law, until we have executed a definitive merger agreement relating to the proposed transaction or terminated our discussions.

This letter constitutes only a preliminary indication of our interest and does not constitute any binding commitment with respect to the transactions proposed in this letter or any other transaction. No agreement, arrangement or understanding between us and the Company relating to any proposed transaction will be created until such time as definitive documentation has been executed and delivered by us and the Company and all other appropriate parties.

We believe that our proposal represents an attractive opportunity for the Company's shareholders to receive a significant premium to the current and recent Share prices. We welcome the opportunity to meet with the special committee and/or its advisors to discuss our proposal.

Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

* * * * *

[Signature Page to Follow]

Sincerely,

Jie Han

/s/ Jie Han

XD. Engineering Plastics Company Limited

By: /s/ Jie Han

Name: Jie HAN

Title: Authorized Signatory